Exhibit (d)(4)

Limited Guarantee

This Limited Guarantee, dated as of December 15, 2022 (this “Limited Guarantee”), is made by each of Altaris Health Partners V, L.P., a Delaware limited partnership, and Altaris Health Partners V-A, L.P., a Delaware limited partnership (each a “Guarantor” and together the “Guarantors”), in favor of Trean Insurance Group, Inc., a Delaware corporation (the “Guaranteed Party”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement (as defined below).

1.          Limited Guarantee.

(a)          To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among the Guaranteed Party, Treadstone Parent Inc., a Delaware corporation (“Parent”), and Treadstone Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), each of the Guarantors hereby absolutely, unconditionally and irrevocably guarantees, severally (and not jointly or jointly and severally) subject to the limitations contained herein, the due, punctual and complete payment of any monetary damages payable by Parent, Merger Sub or any of their Affiliates to the Company pursuant to, and subject to the terms and conditions set forth in, Section 7.2(a) of the Merger Agreement, solely to the extent a court of competent jurisdiction shall have entered a final and non-appealable judgment that such monetary damages are due and payable by Parent, Merger Sub or any of their Affiliates pursuant to Section 7.2(a) of the Merger Agreement, in a maximum aggregate amount equal to the Damages Cap (collectively, the “Obligation”); provided, that in no event shall any Guarantor’s liability with respect to any Obligation exceed such Guarantor’s Maximum Guarantor Percentage of the Obligation. For purposes of this Limited Guarantee, “Maximum Guarantor Percentage” means, with respect to each Guarantor, the percentage set forth opposite such Guarantor’s name on Schedule A hereto. If Parent or Merger Sub fails to pay and discharge all or any portion of the Obligation when due and payable (as determined by a final and non-appealable judgment of a court of competent jurisdiction), upon the Guaranteed Party’s demand each Guarantor shall immediately pay, or cause to be paid, to the Guaranteed Party its Maximum Guarantor Percentage of such Obligation. The Guaranteed Party may not bring a claim against any Guarantor under or in respect of this Limited Guarantee unless and until the Merger Agreement has been validly terminated in accordance with Section 7.1 thereof. For the avoidance of doubt, in no event shall the Guarantors be obligated to pay or contribute (as applicable) any amount in respect of both the Obligation and the Commitment (as defined in the Equity Commitment Letter).

(b)          Notwithstanding anything to the contrary in this Limited Guarantee, the Merger Agreement or otherwise, the Guaranteed Party hereby agrees that the liability of each Guarantor hereunder shall be several (and not joint or joint and several) based upon its respective Maximum Guarantor Percentage. The parties hereto agree that this Limited Guarantee may not be enforced without giving effect to each Guarantor’s Maximum Guarantor Percentage. The Guaranteed Party may, in its sole discretion, bring and prosecute a separate action against any Guarantor for such Guarantor’s Maximum Guarantor Percentage of any Obligation, regardless of whether action is brought against Parent, Merger Sub or any other Guarantor or whether Parent, Merger Sub or any other Guarantor is joined in any such action or actions. The Guaranteed Party agrees, on behalf of itself, its Affiliates and its and their respective Representatives, that none of them shall assert any claim of any kind, directly or indirectly, in any Proceeding, that any Guarantor is liable hereunder for the Obligation in an aggregate amount in excess of such Guarantor’s Maximum Guarantor Percentage of such Obligation. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

2.          Nature of Guarantee. The Guaranteed Party shall not be obligated to file any claim relating to the Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. This Limited Guarantee is an unconditional guarantee of payment in accordance with Section 1 hereof and not of collection, and a separate proceeding or proceedings may be brought and prosecuted against any of the Guarantors to enforce this Limited Guarantee, irrespective of whether any proceeding is brought against Parent, Merger Sub or any other Guarantor or whether Parent, Merger Sub or any other Guarantor are joined in any such proceeding or proceedings; provided, however, that in the event that multiple proceedings are brought, the aggregate recovery in respect of the Obligation in all such proceedings shall not exceed with respect to any Guarantor such Guarantor’s Maximum Guarantor Percentage of such Obligation. Subject to the other provisions of this Limited Guarantee, the Guaranteed Party hereby agrees that each Guarantor may assert, as a defense to, or release or discharge of, such payment by such Guarantor under this Limited Guarantee, against an affirmative claim by the Guaranteed Party, or any of its Affiliates and Representatives, or any other Person claiming by, through or on behalf of any of them, any claim, release, rights, remedies, set-offs and defenses that Parent or Merger Sub could assert with respect to the Obligation pursuant to the terms of the Merger Agreement or pursuant to any applicable Law in connection therewith (other than any such rights, remedies, set-offs and defenses arising out of, due to, or as a result of, the insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent).

3.          Changes in Obligations; Certain Waivers.

(a)          The Guarantors agree that the Guaranteed Party may at any time and from time to time, without notice to or further consent of any Guarantor, extend the time of payment of the Obligation, and may also enter into any agreement with Parent and/or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the Merger Agreement or the Equity Commitment Letter or of any agreement between the Guaranteed Party, Parent and/or Merger Sub or any Person interested in the transactions contemplated by the Merger Agreement without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee, in each case, subject to the limitations contained herein. The Guarantors agree that the obligations of the Guarantors hereunder are absolute, unconditional and irrevocable, subject to the limitations contained in this Limited Guarantee, and shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, the Guarantors or any other Person with respect to the Obligation; (ii) any change in the time, place or manner of payment of the Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof, except to the extent Parent or Merger Sub has a defense to the payment of the Obligation under such rescission, waiver, compromise, consolidation or other amendment or modification; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding with respect to Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement or any of their respective assets or any other Person now or hereafter liable with respect to the Obligation; (iv) the availability of any other means the Guaranteed Party may have of obtaining payment of the Obligation; (v) any change in the corporate existence, structure or ownership of Parent, Merger Sub, any Guarantor, or any other Person interested in the transactions contemplated by the Merger Agreement or any other Person now or hereafter liable with respect to the Obligation; (vi) the addition, substitution or release of any Person now or hereafter liable with respect to the Obligation or otherwise interested in the transactions contemplated by the Merger Agreement; or (vii) the value, genuineness, validity, regularity, illegality or enforceability of the Merger Agreement in accordance with its terms. To the fullest extent permitted by applicable Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor hereby expressly waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligation incurred and all other notices of any kind (except for notices to be provided pursuant to this Limited Guarantee or to Parent or Merger Sub and their counsel in accordance with the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium or other similar applicable Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally, other than defenses that are available to any Guarantor, Parent or Merger Sub, as applicable: (x) under the Merger Agreement or (y) in respect of a breach by the Guaranteed Party of this Limited Guarantee. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent that Parent and Merger Sub are relieved of any portion of the Obligation under the Merger Agreement by satisfaction or waiver thereof on the terms and subject to the conditions set forth in the Merger Agreement, the Guarantors shall be similarly relieved of such Obligation to such extent under this Limited Guarantee. Notwithstanding anything to the contrary contained herein, any payment made by or on behalf of Parent or Merger Sub to the Guaranteed Party with respect to an Obligation shall reduce the total Obligation of the Guarantors under this Limited Guarantee accordingly on a pro rata basis, based on the percentages set forth on Schedule A.

(b)          The Guaranteed Party hereby covenants and agrees that it shall not institute or assert, and shall cause its Affiliates and its and their respective directors, officers, employees, members, managers, advisors, agents or other representatives (collectively, “Representatives”) not to institute or assert, any proceeding or bring any claim of any kind whatsoever in any Proceeding, whether at Law or in equity, and whether sounding in contract, tort, statute or otherwise (including, without limitation, any Claim (as defined in Section 9)) arising under or in connection with this Limited Guarantee, the Equity Commitment Letter or the Merger Agreement or any other agreement or instrument delivered in connection therewith, the negotiation, execution, performance or breach hereof or thereof, or the transactions contemplated hereby or thereby against the Guarantors or any of their Non-Parties, except for claims (i) in connection with a valid termination (including pursuant to the final sentence of Section 8.5 of the Merger Agreement) of the Merger Agreement in accordance with the terms thereof, by the Guaranteed Party against any Guarantor under and pursuant to this Limited Guarantee (as limited by its terms, including, without limitation, the provisions of Section 1), (ii) by the Guaranteed Party as a third-party beneficiary of the Equity Commitment Letter pursuant to and upon the terms and conditions set forth therein, (iii) by the Guaranteed Party against Parent or Merger Sub pursuant to and upon the terms and conditions set forth in the Merger Agreement, (iv) by the Guaranteed Party pursuant to and upon the terms and conditions set forth in the Support Agreement against the counterparties thereto, or (v) by the Guaranteed Party against Altaris, LLC pursuant to and upon the terms and conditions set forth in the Confidentiality Agreement (the claims referred to in the foregoing clauses (i)-(v) of this Section 3(b), collectively, the “Permitted Claims”).

(c)          Except as expressly set forth herein, each Guarantor hereby unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance or enforcement of a Guarantor’s Obligation under or in respect of this Limited Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligation shall have been paid to the Guaranteed Party in full in immediately available funds. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full of the Obligation, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered by such Guarantor to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligation in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Obligation thereafter existing.

4.          Effect on Certain Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder except as explicitly set forth herein (including, without limitation, Section 9 hereof). Subject to the terms, conditions and limitations hereof and of the Merger Agreement and the Equity Commitment Letter, each and every right, remedy and power hereby granted to the Guaranteed Party or allowed to it by applicable Law shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent, Merger Sub or any other Person liable for any portion of the Obligation prior to proceeding against any Guarantor hereunder.

5.          Representations and Warranties. Each Guarantor hereby represents and warrants to the Guaranteed Party severally (and not jointly or jointly and severally) as to itself that:

(a)          such Guarantor is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and such Guarantor has all requisite organizational power and authority to execute, deliver and perform this Limited Guarantee;

(b)          the execution, delivery and performance of this Limited Guarantee have been duly and validly authorized by all necessary action and do not contravene any provision of such Guarantor’s partnership agreement or similar organizational documents or any applicable Law or material contract binding on such Guarantor or its assets;

(c)          all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guarantee by such Guarantor;

(d)          this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception; and

(e)          such Guarantor has, and will continue to have for so long as this Limited Guarantee shall remain in effect, sufficient liquid and unencumbered assets and the financial capacity to pay and perform its obligations under this Limited Guarantee.

6.          Assignment. This Limited Guarantee may not be assigned (including, without limitation, assignment by operation of Law) by the Guaranteed Party without the prior written consent of each Guarantor, or by a Guarantor without the prior written consent of the Guaranteed Party; provided that each Guarantor may assign all or any portion of its obligations with respect to the Obligation under this Limited Guarantee to any equity co-investor and/or any of its Affiliates and affiliated funds without the prior written consent of the Guaranteed Party; provided, however, that (a) all representations, warranties and covenants herein shall be deemed to be those of the assigning Guarantor and such assignee, and (b) no such assignment shall relieve such Guarantor of any portion of its obligations hereunder. Any attempted assignment in violation of this Section 6 shall be null and void and of no force or effect.

7.          Notices. All notices and other communications under this Limited Guarantee shall be given by the means specified in the Merger Agreement, mutatis mutandis (and shall be deemed given as specified therein), as follows:

If to the Guaranteed Party, to:

Trean Insurance Group, Inc.
150 Lake Street West
Wayzata, MN 55391
Attention: Patricia Ryan, Chief Legal Officer
E-mail:     Patricia.Ryan@Trean.com

With a copy to (which shall not constitute notice):

Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201

Attention: J. Page Davidson
                 Scott W. Bell
E-mail:     pdavidson@bassberry.com
                 sbell@bassberry.com

and

Morris Nichols Arsht & Tunnell LLP

101 N Market St #1600
Wilmington, DE 19801
Attention: James D. Honaker
                 Eric S. Klinger-Wilensky
Email:      JHonaker@morrisnichols.com
                EKWilensky@morrisnichols.com

If to the Guarantors, to:

Altaris Health Partners V, L.P.
Altaris Health Partners V-A, L.P.

c/o Altaris, LLC
10 E. 53rd Street, 31st Floor
New York, NY 10022
Attention: Charles Mullens
                 Nicholas Fulco

Email:      [Redacted]
                 [Redacted]

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Attention: David B. Feirstein, P.C.
                 Romain Dambre

Email:      david.feirstein@kirkland.com
                 romain.dambre@kirkland.com

8.          Continuing Guarantee; Termination. Unless terminated pursuant to this Section 8, this Limited Guarantee shall remain in full force and effect and shall be binding on each Guarantor, its successors and permitted assigns until all of the Obligation has been indefeasibly paid in full (subject to the Damages Cap and each Guarantor’s Maximum Guarantor Percentage). Notwithstanding the foregoing or anything to the contrary expressed in or implied by this Limited Guarantee or otherwise, this Limited Guarantee shall terminate automatically and immediately (other than this Section 8 and Sections 9 through 19, all of which shall survive the termination of this Limited Guarantee) and the Guarantors shall have no further liability or obligations under or with respect to this Limited Guarantee as of the earliest to occur of (a) the consummation of the Closing and the payment of all amounts required to be paid by Parent and/or Merger Sub under the Merger Agreement in connection with the Closing, (b) sixty (60) days following the date the Merger Agreement is validly terminated in accordance with its terms (the date of such sixty (60) day anniversary, the “Final Date”), unless the Guaranteed Party commences any Proceeding for payment against any Guarantor in a Chosen Court prior to the Final Date (which, for the avoidance of doubt, may be brought regardless of whether any judgment for monetary damages against Parent, Merger Sub or any of their Affiliates has been obtained, but only to the extent a Proceeding has been commenced in a Chosen Court against Parent, Merger Sub or any of their Affiliates seeking monetary damages pursuant to Section 7.2(a) of the Merger Agreement), in which case this Limited Guarantee shall terminate immediately and with no further liability or obligations of any Guarantor upon the final resolution of such Proceeding and the indefeasible payment to the Guaranteed Party of all amounts (if any) finally determined (and not subject to any appeal) by the Chosen Court or agreed in writing by the parties hereto to be owing thereunder by or on behalf of all Guarantors, (c) the payment and performance in full of all of the Obligation (or with respect to any Guarantor, the date the Obligation in an amount equal to such Guarantor’s Maximum Guarantor Percentage has been paid in full by it), and (d) at the Guarantors’ election, at any time when the Guaranteed Party or any of its Affiliates or any of its or their respective Representatives asserts a claim in any Proceeding (i) that the provisions of Section 1 with respect to each Guarantor’s Maximum Guarantor Percentage, or the provisions of this Section 8 or Section 9 are illegal, invalid or unenforceable in whole or in part, (ii) against the Guarantors or any of their Non-Parties asserting a theory of liability against the Guarantors or any of their Non-Parties with respect to this Limited Guarantee, the Equity Commitment Letter or the Merger Agreement, except for Permitted Claims, (iii) that any Guarantor is liable hereunder in excess of its Maximum Guarantor Percentage of any Obligations or that the Guarantors or any of their Non-Parties are collectively liable in excess of the Damages Cap (other than in a Proceeding by the Guaranteed Party as a third-party beneficiary of the Equity Commitment Letter pursuant to and upon the terms and conditions set forth therein), or (iv) in respect of a Permitted Claim in any court other than a Chosen Court. In the event of a valid termination by the Guarantors pursuant to the above clause (d), then (x) the obligations of the Guarantors under this Limited Guarantee shall terminate ab initio and be null and void, (y) if any Guarantor shall have previously made any payments under this Limited Guarantee, it shall be entitled to recover and retain any and all such payments and (z) none of the Guarantors, Parent, Merger Sub or any Non-Party shall have any liability to the Guaranteed Party, its equityholders or any of their respective Representatives under this Limited Guarantee or with respect to the Merger Agreement, the Equity Commitment Letter or the transactions contemplated hereby or thereby.

9.          No Recourse. The Guaranteed Party acknowledges and agrees, on behalf of itself, its Affiliates and its and their respective Representatives, that Parent does not have any assets other than its rights under the Merger Agreement and the Equity Commitment Letter, and that no funds are expected to be contributed to Parent unless and until the Closing occurs and that, except for its rights under Section 6 of the Equity Commitment Letter and Section 8.5 of the Merger Agreement, and subject to all of the terms, conditions and limitations therein, the Guaranteed Party shall not have any right to cause any assets to be contributed to Parent by the Guarantor, any Affiliate thereof or any other Person. The Guaranteed Party acknowledges, covenants and agrees, on behalf of itself, its Affiliates and its and their respective Representatives, that all claims, obligations, liabilities, causes of action, actions or other proceedings (in each case, whether at Law or in equity, and whether sounding in contract, tort, statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Limited Guarantee, or the negotiation, execution, performance, or breach (whether willful, intentional, unintentional or otherwise) of this Limited Guarantee, including, without limitation, any representation or warranty made or alleged to be made in, in connection with, or as an inducement to, this Limited Guarantee (each of such above-described legal, equitable or other theories or sources of liability, a “Claim”) may be made or asserted only against (and are expressly limited to) the Guarantors as expressly identified in the preamble to and signature page(s) of this Limited Guarantee (as limited by its terms, including, without limitation, the provisions of Section 1) or their permitted assigns and that, other than a Guarantor, no Person (including, without limitation, any of the Non-Parties of a Guarantor) shall have any liability or obligation whatsoever for, in respect of, based upon or arising out of or relating to any Claims.

10.          Governing Law; Jurisdiction; Waiver of Jury Trial. This Limited Guarantee, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Limited Guarantee or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any legal suit, action or proceeding with respect to this Limited Guarantee and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Limited Guarantee and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (collectively, the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such suit, action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Limited Guarantee or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding with respect to this Limited Guarantee, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such Chosen Court or from any legal process commenced in such Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such Chosen Court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Limited Guarantee, or the subject matter hereof, may not be enforced in or by such Chosen Courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to process being served by any party hereto in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.7 of the Merger Agreement and Section 7 of this Limited Guarantee. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11.          Entire Agreement. This Limited Guarantee (including the Schedule hereto and the documents and instruments referred to herein), together with the Equity Commitment Letter, the Support Agreement the Confidentiality Agreement and the Merger Agreement, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Limited Guarantee or any of the foregoing specifically identified documents.

12.          Amendments. This Limited Guarantee may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

13.          Extension; Waiver. To the extent legally allowed, the Guaranteed Party may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the Guarantors contained herein or in any document delivered pursuant hereto and (c) waive compliance by the Guarantors with any of the agreements or conditions contained herein. To the extent legally allowed, each Guarantor may (i) extend the time for performance of any of the obligations or other acts of the Guaranteed Party, (ii) waive any inaccuracies in the representations and warranties of the Guaranteed Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the Guaranteed Party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any extension or waiver of the terms hereof shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The delay or failure of any party hereto to assert any of its rights under this Limited Guarantee or otherwise shall not constitute a waiver of such rights.

14.          Severability. Any term or provision (or part thereof) of this Limited Guarantee that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof). Notwithstanding the foregoing, this Limited Guarantee may not be enforced without giving full force and effect to each Guarantor’s Maximum Guarantor Percentage, and the other limitations set forth in Section 1, Section 8 and Section 9.

15.          Counterparts and Signature. This Limited Guarantee may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, one and the same agreement or document. A signed copy of this Limited Guarantee, with the same effect as if the signatures thereto and hereto were upon the same instrument, shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Limited Guarantee transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

16.          No Third Party Beneficiaries. The parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and shall not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder; provided, however, that the Non-Parties of each Guarantor are intended third-party beneficiaries of Section 9, and any and all such Non-Parties may enforce such rights directly.

17.          Confidentiality. This Limited Guarantee shall be treated as strictly confidential and is being provided to the Guaranteed Party solely in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement and the Equity Commitment Letter) or otherwise distributed to any Person, except with the prior written consent of each Guarantor and the Guaranteed Party. Notwithstanding the foregoing, (a) this Section 17 shall not prevent the use of this Limited Guarantee in connection with any proceeding to enforce the terms of this Limited Guarantee, (b) this Limited Guarantee may be provided to those of the Guarantors’ and the Guaranteed Party’s advisors who have been directed to treat this Limited Guarantee as confidential on terms substantially identical to the terms contained in this Section 17, and (c) this Limited Guarantee may be disclosed by a party to the extent compelled by a Governmental Entity or required by Law or legal process or pursuant to the applicable rules of any national securities exchange.

18.          Covenants. So long as this Limited Guarantee is in effect pursuant to its terms, each party hereto hereby covenants and agrees that it shall not institute or assert, and shall cause each of its Affiliated Persons not to institute or assert, directly or indirectly, any proceeding or bring any other claim, asserting that this Limited Guarantee or any part hereof is illegal, invalid or unenforceable in accordance with its terms.

19.          Certain Terms. As used herein:

a.
“Non-Parties” means, with respect to any Person, (i) any past, present or future general or limited partners, director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, management company, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to (all above-described Persons in this subclause (i), collectively, “Affiliated Persons”) such Person, and (ii) any Affiliated Persons of such Affiliated Persons, in each case together with the respective successors, assigns, heirs, executors or administrators of the Persons in subclauses (i) and (ii); provided that none of any Guarantor, Parent, Merger Sub or any Investor (as defined in the Equity Commitment Letter), or any of their respective permitted assigns, shall be a Non-Party of any Guarantor;

b.
“Affiliates” and “Affiliated Persons” of the Company shall not include the Sponsor, the Specified Stockholders and their respective controlled Affiliates (other than the Company and its Subsidiaries); and

c.
“directors” of the Company shall include only the Non-Recused Directors.

20.          Special Committee.  For all purposes hereunder, the Company (prior to the Effective Time) and the Company Board of Directors, as applicable, shall act, including with respect to the granting of any consent, permission or waiver or the making of any determination, only as directed in writing by the Special Committee or its designees.

[Remainder of Page Intentionally Left Blank – Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Limited Guarantee as of the date first above written.

GUARANTORS:

ALTARIS HEALTH PARTNERS V, L.P.

By: AHP V GP, L.P., its general partner
By: Altaris Partners, LLC, its general partner

By:	/s/ George Aitken-Davies
Name:	George Aitken-Davies
Title:	Authorized Signatory

ALTARIS HEALTH PARTNERS V-A, L.P.

By: AHP V GP, L.P., its general partner
By: Altaris Partners, LLC, its general partner

By:	/s/ George Aitken-Davies
Name:	George Aitken-Davies
Title:	Authorized Signatory

[Signature Page to Limited Guarantee]

GUARANTEED PARTY:

TREAN INSURANCE GROUP, INC.

By:	/s/ Julie A. Baron
Name:	Julie A. Baron
Title:	Chief Executive Officer and President

[Signature Page to Limited Guarantee]

Schedule A

Guarantors
Guarantor	Maximum Guarantor Percentage
ALTARIS HEALTH PARTNERS V, L.P.	68.18%
ALTARIS HEALTH PARTNERS V-A, L.P.	31.82%
Total	100%